 Exhibit 23.1

Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Support.com, Inc., 2014 Inducement Award Plan of Support.com, Inc. of our reports dated March 7, 2014, with respect to the consolidated financial statements of Support.com, Inc. and the effectiveness of internal control over financial reporting of Support.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/  Ernst and Young LLP

San Francisco, California

May 20, 2014